Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”), dated January 1, 2020 (the “Closing Date”), is entered into by and among (i) Crawford United Acquisition Company, LLC, an Ohio limited liability company (“Buyer”); (ii) MPI Products Inc. (dba Marine Products International), an Ohio corporation (“Seller”); (iii) Dennis Koch, an individual residing in Ohio, Bradley D. Esarove, Co-Trustee of the Donald Esarove Family Trust dated October 2, 2002, and William M. Osborne III, Executor of the Estate of William M. Osborne, Jr. (each, an “Equityholder” and together, “Equityholders”); (iv) William M. Osborne III, Samuel S. Osborne, Silas W. Osborne and Margaret Anne Esarove (each, a “Beneficiary” and together, “Beneficiaries” and, with Seller and Equityholders, the “Seller Parties” and each a “Seller Party”), and (v) Dennis Koch, in his capacity as the Seller Parties’ representative pursuant to Section 9 (“Representative”). Certain capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in Section 1.

A.     The parties desire that Seller sell to Buyer, and that Buyer purchase from Seller, substantially all of Seller’s assets, on the terms and subject to the conditions set forth in this Agreement.

B.     Equityholders own all of the issued and outstanding Capital Stock of Seller and will substantially benefit from the Contemplated Transactions.

C.     In consideration of and in reliance upon the mutual representations, warranties and covenants set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1
CERTAIN DEFINITIONS

“Affiliate” means, as to any Person, any other Person that: (a) directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person; or (b) is a relative by blood or marriage of any such Person. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Capital Stock, by Contract, or otherwise.

“Applicable Law” means, with respect to any Person, any and all federal, national, state, regional, local, municipal or foreign laws, common law, statutes, rules, regulations, codes, ordinances, franchises, licenses, permits, or Orders, which are or may be applicable to such Person.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, dated as of the Closing Date, by and between Buyer and Seller, in a form acceptable to Buyer.

“Bank Accounts” means all bank accounts held by Seller that are used in or useful to the Business, including checking, saving, money-market, certificate of deposit, transactional and deposit accounts.

“Benefit Plan” means any welfare plan (ERISA §3(1)), deferred plan (ERISA §2(2)), ERISA plan (Title IV of ERISA or Code §412), pension plan (ERISA §3(2)) and any other Contract or plan relating to terms of employment, pension, profit sharing, retirement, deferred compensation, equity options, equity purchases, restricted equity, equity appreciation rights, other equity or equity-based compensation, change in control, retention, incentive, bonus, loan, guaranty, vacation, severance, medical, dental, vision or other health benefits, life insurance, disability, long term care and other fringe benefits at any time maintained for the benefit of any Service Provider, or otherwise maintained by or contributed to by Seller or with respect to which it has any Liability, whether or not subject to ERISA, whether or not funded, and whether or not terminated.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Cleveland, Ohio are authorized or obligated by Applicable Law to close.

“Capital Stock” means: (a) in the case of a corporation, its shares of capital stock; (b) in the case of a partnership or limited liability company, its partnership or membership interests or units; and (c) any other interest that confers on a Person the right to receive a share of the profits, losses or distribution of assets of the issuing Person.

“Charter Documents” mean a Person’s formation or other governing documents, including, as applicable, its certificate or articles of incorporation, bylaws, code of regulations, articles of organization, operating agreement, certificate of limited partnership, partnership agreement and joint venture agreement.

“Closing Working Capital” means the Working Capital as of 12:01 a.m. Eastern Time on the Closing Date.

“Closing Indebtedness” means the Indebtedness as of immediately prior to Closing.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Consent” means any approval, consent, ratification, waiver, or other authorization of, any Person.

“Consulting Agreement” means the Consulting Agreement, dated as of the Closing Date, by and between Buyer and Dennis Koch, in a form acceptable to Buyer.

“Contemplated Transactions” means the transactions contemplated by this Agreement.

“Contract” means any commitment, understanding, arrangement, lease, pledge, permit, mortgage, indenture, note, bond, license, agreement, purchase or sale order, promise or similar arrangement, whether written or oral.

“Employee Claims” means controversies, grievances or claims of any Service Providers (or beneficiaries of such Persons) arising out of or relating to employment or wages and benefits incident thereto, including sexual harassment and discrimination claims and claims arising under the Fair Labor Standards Act (or its state equivalents) or workers’ compensation laws (regardless of whether such controversy, grievance or claim is initiated or brought by such current or former Service Providers (or any beneficiaries of such Persons) or a third party).

“Environmental Laws” means any and all Applicable Law, permits, concessions, grants and other governmental restrictions relating to: (a) the protection of the environment; (b) the effect of the environment on human health; (c) emissions, discharges or releases of Hazardous Materials into surface water, ground water or land; or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that is a member of a controlled group of companies or under common control, or is otherwise treated as a single employer, with Seller in accordance with Code §414, including §§414(b), (c) or (m).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contract” means any Contract, including prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between Seller, on the one hand, and: (a) any Governmental Authority; (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor; or (c) any subcontractor at any tier with respect to any Contract of a type described in clauses (a) or (b).

“Governmental Authority” means any foreign, federal, state, regional or local authority, agency, body, court or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions.

“Hazardous Materials” means: (a) any flammable, ignitable, corrosive, reactive, radioactive, explosive, chemical, hazardous, toxic or dangerous substance, product, liquid, pollutant, contaminant, waste or other material regulated under Environmental Laws; (b) asbestos, asbestos containing materials; (c) oil and petroleum based products and natural gas, natural gas liquids; (d) liquefied natural gas, and synthetic gas usable for fuel; and (e) industrial process and pollution control wastes, whether or not hazardous within the meaning of the Federal Resource Conservation and Recovery Act.

“Indebtedness” means, in regard to Seller, as at any date of determination thereof (without duplication): (a) all obligations for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, any applicable prepayment charges or premiums and any unpaid fees, expenses or other monetary obligations in respect thereof); (b) any indebtedness or other obligation (economic, indemnification or otherwise) evidenced by any mortgage, note, bond, debenture, asset or equity purchase agreement, or other debt security (including any notes, deferred purchase price, earnout payments or contingent obligations related to the acquisition of a business); (c) letters of credit or surety bonds (but only to the extent such letters of credit or surety bonds have been drawn upon and then only the outstanding amount required to be paid due to such draws); (d) any lease obligations required to be capitalized in accordance with GAAP; (e) all obligations for reimbursement then required to be made of any obligor on any banker’s acceptance, letters of credit or similar transactions; (f) all customer deposits, unearned revenue, billings in excess of costs, and deferred revenue obligations; (g) all unpaid Taxes as of the Closing Date; (h) all earned (whether accrued or not) defined benefit or contribution plan liabilities that have been or should have been accrued for, or are payable to the employees (and not earned as a result of Contemplated Transactions); (i) all obligations for the deferred purchase price of property and all conditional sale obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the Ordinary Course of Business); (j) any obligations with respect to the termination of any interest rate hedging or swap agreements; (k) all obligations of the type referred to in clauses (a) through (j) of any Person for the payment of which the applicable Person is responsible or liable, directly or indirectly, as guarantor, obligor, surety or otherwise; (l) obligations of the type referred to in clauses (a) through (k) of other Persons secured by any Lien on any Purchased Asset, but only to the extent of the value of the property or asset that is subject to such Lien; and (m) obligations of the type referred to in clauses (a) through (k) owed by such Person to an Affiliate of such Person or vice versa.

“Intellectual Property Rights” means all rights arising from or in respect of any of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing; (b) Internet domain names, email addresses, and social media account or user names (all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto), trademarks, service marks, service names, trade dress rights, trade names, brand names, slogans and logos and registrations and applications for registration thereof, together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and registrations and applications for registration thereof, including copyrights in mask works and registrations and applications for registration thereof; (d) any intellectual property rights in computer software, data, data bases and documentation thereof, including all source code, object code, application programming interfaces, specifications, and other documentation thereof; and (e) trade secrets and other confidential and proprietary information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information).

“IRS” means the Internal Revenue Service.

“Leased Property” means the real property located at 34929 Curtis Blvd, Eastlake, OH 44095 and 34675 Melinz Parkway, Eastlake, OH 44095.

“Liability” and “Liabilities” means any responsibility, obligation, duty, commitment, claim or liability, whether known or unknown, accrued, absolute, contingent or otherwise.

“Lien” means any lien, charge, condition, easement, adverse claim, right of first refusal, restriction, mortgage, security interest, option, pledge, title defect or any other restriction of any kind, nature or description whatsoever, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any other encumbrance of any kind, nature or description whatsoever.

“Losses” means any and all damage (including incidental, consequential, special or indirect (including loss of revenue, diminution in value and based on any type of multiple), and punitive), obligation, payment, cost, expense, injury, judgment, penalty, fine, fee, Tax, interest or other loss of any kind or nature whatsoever (including costs of preparation, investigation, prosecution or defense of Proceedings and the settlement thereof, reasonable attorneys’, experts’, consultants’ and accountants’ fees in connection therewith, and amounts paid in settlement and judgments), and any damages or amounts of any kind payable to third parties that may be imposed or otherwise incurred. The determination of the amount of the Losses and determining whether a breach of a representation or warranty has occurred hereunder with respect to such Losses shall be made without regard to materiality, Material Adverse Change or other similar qualifications.

“Material Adverse Change” means any change, event or occurrence that individually or in the aggregate has had, or could be reasonably likely to have, a material adverse effect upon Seller’s assets, business, operations, business prospects or condition (financial or otherwise), including the Business, except for effects resulting from industry-wide changes or general national or regional economic conditions to the extent such effects do not have a disproportionate effect on Seller or the Business, taken as a whole, relative to other Persons engaged in the industry in which Seller operates.

“Material Contracts” means each of the following, whether oral or written: (a) all Contracts requiring payments, or potential payments, to or from Seller in the aggregate in excess of $25,000 on an annual basis; (b) all Contracts of Seller with a remaining term in excess of six months; (c) all loan, financing, security, guaranty or other Contracts evidencing or relating to Indebtedness or Liens on the Purchased Assets; (d) all Contracts relating to Benefit Plans; (e) all management, employment, severance, confidentiality, noncompetition or agency Contracts of Seller; (f) all labor Contracts and collective bargaining Contracts of Seller; (g) all Contracts containing covenants that (i) limit or purport to limit Seller’s ability to engage in any line of business or to compete with any Person or restrict it from disclosing any information, or (ii) provide for a “most-favored nation” pricing agreement, special warranties, rebate arrangements, cooperative arrangements, mark-down arrangements, penalty provisions related to nonperformance of service requirements, agreements to take back or exchange goods, consignment arrangements or similar understandings with a customer or supplier of Seller; (h) all Contracts relating to Intellectual Property Rights of Seller; (i) all Contracts with dealers, distributors or sales representatives of Seller; (j) all Contracts pursuant to which Seller leases Service Providers, real property or personal property; (k) all Tax-sharing Contracts to which Seller is a party; (l) all Contracts entered into outside of the Ordinary Course of Business; (m) all Contracts pursuant to, or under which, any equityholders, directors, officers or managers of Seller, or any Affiliate of any of the foregoing (i) provides or causes to provide any assets, services or facilities used in or is useful to the Business, or (ii) receives any assets, services or facilities from Seller; and (n) all other Contracts not included above that are material to the conduct and operation of the Business.

“Order” means any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Authority or arbitrator.

“Ordinary Course of Business” means the ordinary course of the Business consistent with Seller’s past custom and practice (including with respect to quantity and frequency).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Personal Data” means information that directly or indirectly identifies an individual or can be used to authenticate an individual, including an individual’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number or state identification card, passport number, military identification numbers, credit card number, bank information, health insurance policy number, geolocation information, or biometric identifiers, and any information regarding an individual’s medical history.

“Proceeding” means any action, claim, arbitration, mediation, audit, hearing, investigation, examination, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative) that is or could be commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator or mediator.

“Professional Fees and Selling Expenses” means (whether or not disclosed): (a) the aggregate fees and expenses owed by any Seller Party related to the Contemplated Transactions, including all fees and expenses associated with (i) legal, accounting, Tax, management, investment banking or other counsel, (ii) obtaining approvals, consents and waivers from a Governmental Authority that arise as a result of the consummation of the Contemplated Transactions, and (iii) obtaining the release and termination of Liens on the Purchased Assets; and (b) any unpaid change in control, severance or similar payment obligations of Seller, including any employer portion of all social security, Medicare, unemployment and other similar employment Taxes that Seller incurs with respect thereto.

“Restrictive Covenant and Release Agreement” means the Restrictive Covenant and Release Agreement, dated as of the Closing Date, by and among Buyer and the Seller Parties, in a form acceptable to Buyer.

“Seller’s Knowledge” means the actual knowledge of each Equityholder, Mark Strang, Dave Durst, Jeff Lonchor, Bradley Esarove, and Jeff McMillen, together with such knowledge that each could reasonably be expected to discover after reasonable investigation by one or more of the foregoing Persons, which may be established by: (a) producing documentation existing on or prior to the Closing Date (including Seller’s books, records, e-mail, computer files and the like); (b) admission of actual knowledge or knowledge of a direct report; (c) establishing that Seller or one or more of the foregoing Persons received written notice on or prior to the Closing Date of the matter in question; or (d) any other evidence of knowledge of the matter in question.

“Service Provider” means an employee or independent contractor utilized by the Business at any time on or prior to the Closing Date.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, FICA, withholding, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or unclaimed property or other tax, assessment, fee, duty or charge of any kind whatsoever imposed by any Taxing Authority, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person by reason of Contract, assumption, transferee liability, operation of Applicable Law, Treasury regulations §1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under Applicable Law) or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

“Taxing Authority” means any domestic or foreign national, state, provincial, multi-state or municipal or other local executive, legislative or judicial government, court, tribunal, official, board, subdivision, agency, commission or authority thereof, or any other Governmental Authority exercising any regulatory or taxing authority thereunder having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Transaction Documents” means all Contracts, certificates and instruments (other than this Agreement) delivered by any party in connection with the Contemplated Transactions.

“Working Capital” means: (a) the sum of the current assets of Seller specifically listed by account on the sample calculation of Working Capital set forth on Schedule 2.6; minus (b) the sum of the current liabilities of Seller specifically listed by account on the sample calculation of Working Capital set forth on Schedule 2.6, in all cases calculated in accordance with GAAP (except as modified by the Accounting Principles and Policies), consistently applied.

“Working Capital Target” means $4,547,031. The calculation set forth on Schedule 2.6 demonstrates the calculation for the determination of the Working Capital Target, along with all assumptions and the Accounting Policies and Procedures, utilized for purposes of establishing the Working Capital Target herein.

Section 2
Purchase of Purchased Assets; Assumption of Certain Liabilities

2.1         Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, and Buyer hereby purchases and accepts from Seller, free and clear of all Liens, all of Seller’s right, title and interest in and to Seller’s property, assets and rights, including all such assets that are used in or are useful to Seller’s business of distribution and sale of water system, sanitation system, exhaust system, fuel system, bilge system, and ventilation system hoses, as well as wire and cable conduits and accessories used in the marine industry (the “Business”), tangible and intangible, of every kind and description, wherever located (the “Purchased Assets”). The Purchased Assets include the assets described below and in the bill of sale and assignment of rights delivered by Seller in connection with this Agreement (the “Bill of Sale”) but exclude the assets described in Section 2.2. The purchase and acceptance of the Purchased Assets does not include the assumption of any Liability of Seller unless expressly assumed by Buyer pursuant to Section 2.3. Without limiting the foregoing, the Purchased Assets shall include the following:

(a)     Accounts Receivable. All accounts receivable and all notes, bonds and other evidences of indebtedness in favor of Seller and rights to receive payments arising out of products sold and services rendered, including any rights of Seller with respect to any third-party collection procedures or any other Proceedings that have been commenced in connection therewith, together with the proceeds in respect of any of the foregoing (the “Accounts Receivable”);

(b)     Inventory. Any and all inventory, including raw materials, samples, work-in-progress inventory, prepaid inventory, accessories, supplies, spare parts, finished goods and bill of material expense items (including shipping containers, labels and packaging materials), whether in the possession of Seller, on consignment or otherwise in the possession of a third party, or in transit to Seller (the “Inventory”);

(c)     Fixed Assets. All machinery, equipment, furniture, furnishings, fixtures, tools, vessels, vehicles, computers and other tangible personal property used in or useful to the conduct of the Business;

(d)     Intellectual Property Rights. All Intellectual Property Rights owned by Seller and used or held for use by Seller in the operation of the Business, including, the names “Marine Hose” and “Marine Products International” and any variations or derivations thereof, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property Rights, and (ii) claims and causes of action with respect to such Intellectual Property Rights accruing before, on or after the Closing Date, including all rights to and claims for damages, restitution and injunctive and other legal or equitable relief for infringement, misappropriation, or improper, unlawful or unfair use or disclosure of such Intellectual Property Rights (the “Intellectual Property Assets”);

(e)     Assumed Contracts. To the extent transferable, all Contracts relating to the operation and conduct of the Business and that are set forth on Schedule 2.1(e) (collectively the “Assumed Contracts”);

(f)     Books and Records. To the extent not Excluded Assets, all of the historical and current books and records of Seller related to the Purchased Assets or the Business, including business records, files, research material, tangible data, documents, payroll and personnel records with respect to Service Providers (to the extent permitted by Applicable Law), invoices, customer lists, vendor lists and service provider lists, whether in written or electronic form;

(g)     Listings. All of Seller’s interests in and to telephone and fax numbers, post office boxes and all listings in all telephone books and directories, stationery, forms, catalogs, brochures, art work, photographs, digital marketing materials and advertising and promotional materials, whether in written or electronic form, of Seller;

(h)     Permits and Certifications. To the extent transferable, (i) all licenses, permits, registrations, certificates of occupancy, Consents and certificates from any Governmental Authority (collectively, “Permits”) issued, directly or indirectly, to Seller, and (ii) all certificates, registrations, accreditations, qualifications and approvals of any independent body or accreditation body (collectively, “Certifications”) issued, directly or indirectly, to Seller;

(i)     Prepaid Assets. All prepaid assets and other similar items of Seller, including prepaid expenses, security deposits, deferred charges, advance payments and other prepaid items;

(j)     Warranties. To the extent transferable, all rights, causes of actions, rights of recovery, rights of offset, rights of recoupment, claims and credits related to any Purchased Asset or any Assumed Liability, including all guarantees, warranties, indemnities and similar rights in favor of Seller in respect of any Purchased Asset or any Assumed Liability;

(k)     Goodwill. Any and all goodwill of Seller; and

(l)     Other Assets. All other assets of Seller used in or useful to its operation of the Business (unless included in the Excluded Assets).

2.2         Excluded Assets. The following assets of Seller (collectively, the “Excluded Assets”) are excluded from the Purchased Assets and shall remain Seller’s property after Closing: (a) all cash and cash equivalents; (b) minute book, equity records, Tax Returns and other similar books and records; (c) all rights and interests under, and all assets of, any Benefit Plan and any commercial insurance policies; (d) all personnel records and other records that Seller is required by Applicable Law to retain in its possession; (e) all Contracts not specifically listed on Schedule 2.1(e), including the Contracts listed on Schedule 2.2 (collectively, the “Excluded Contracts”); (f) all Bank Accounts held by Seller; and (g) the assets set forth on Schedule 2.2.

2.3         Liabilities. Seller hereby assigns and transfers to Buyer, and Buyer hereby assumes and will perform, all of Seller’s duties and obligations (collectively, the “Assumed Liabilities”) under: (a) the current liabilities included in the Final Adjustment Statement (defined below), which, in regard to accounts payable, shall only include accounts that arose from bona fide transactions in the Ordinary Course of Business that are not delinquent (and are in no event more than 60 days old as of Closing) and that are included in the Final Adjustment Statement; and (b) the Assumed Contracts but only to the extent (i) such performance or obligations thereunder (y) accrue or relate solely to the period from and after the Closing Date and (z) are not related to nonperformance, noncompliance or other default by Seller or any other party thereto as of, or prior to, the Closing Date, (ii) the corresponding benefits of such Contracts are validly assigned to, or otherwise received by, Buyer, including pursuant to Section 6.1, and (iii) such Contracts were entered into in the Ordinary Course of Business.

Except for the Assumed Liabilities, Buyer shall not have any obligation for, or with respect to, any Liabilities of Seller of any nature whatsoever (whether asserted or unasserted, absolute or contingent, liquidated or unliquidated, accrued or unaccrued, whether due or to become due, and whether incurred prior to, on or after the Closing Date), including those arising from or relating to: (i) Seller’s operations on or prior to the Closing Date, including any Liability arising from the actual or alleged breach of any Applicable Law (including any Liability arising under Environmental Law and relating to, or arising from, Seller, the Business or the Purchased Assets, including relating to, or arising from, (x) the Leased Property or any other real property now or previously owned, operated or leased by Seller, (y) the off-site transportation, disposal or arranging for the off-site disposal of any Hazardous Materials, or (z) the release of Hazardous Materials in, at, on, from or emanating from the Leased Property or any other real property presently or formerly owned, operated or leased by Seller), (ii) any Indebtedness or other Liabilities of Seller that are not fully reflected or reserved for on the Final Adjustment Statement, (iii) any Benefit Plans, (iv) the breach of any Contract of Seller occurring on or prior to the Closing Date, (v) any Proceeding relating to Seller, (vi) any product manufactured, distributed, shipped or sold, and any services provided (or the alleged failure to provide such services), by Seller on or prior to the Closing Date (without regard to (x) the basis or theory of claim (negligence, strict tort, breach of express or implied warranty, fraud or failure to warn, test, inspect or instruct, infringement claims and any related claims, or otherwise), (y) the nature of the damages sought (property damage, economic loss, personal injury, wrongful death or other), or (z) whether the claim arose or is asserted before or after Closing), (vii) any Employee Claims pending, or that may hereafter be made, against Seller or any failure by Seller to comply with all Applicable Law regarding Service Providers, (viii) any violation of fraudulent transfer or bulk sales laws by Seller or Liabilities relating to or arising from any “defacto merger” or “successor-in-interest” theories of Liability, (ix) any Professional Fees and Selling Expenses, (x) the Taxes of any Seller Party (including any Liability for either failing to file any Tax Return or for unpaid Taxes of any Seller Party, including based upon a Taxing Authority’s recharacterization of a reported transaction), any Taxes related to the operation of the Business prior to Closing, any Taxes related to, or imposed upon, the Purchased Assets, or their ownership, prior to Closing, and any Taxes that are described in Section 6.4, and (xi) any Excluded Asset, including any Excluded Contract (the Liabilities listed and described in this paragraph being collectively referred to as the “Retained Liabilities”).

2.4         Consideration. The aggregate consideration for the Purchased Assets shall be (i) the assumption by Buyer of the Assumed Liabilities, and (ii) the payment by Buyer of the Closing Payment (defined below) to Seller, which consideration shall be payable pursuant to this Section 2.4 and subject to adjustment as provided herein (collectively, the “Purchase Price”).

(a)     Closing Payment. Buyer will make the following payment to Seller (the “Closing Payment”): $9,400,000.00 (i) minus Representative’s estimate of the outstanding Closing Indebtedness and Professional Fees and Selling Expenses as of Closing (respectively, the “Estimated Closing Indebtedness,” and “Estimated Professional Fees and Selling Expenses”), (ii) minus the amount, if any, by which Representative’s estimate of the Closing Working Capital (the “Estimated Closing Working Capital”) is less than the Working Capital Target, all as set forth on Schedule 2.4 (the “Flow of Funds”); paid directly to Seller by wire transfer of immediately available funds to an account designated by Representative in the Flow of Funds (the “Seller Account”). The Closing Payment is subject to adjustment pursuant to Section 2.7.

(b)     Payable Indebtedness; Professional Fees and Selling Expenses. On the Seller Parties’ behalf, Buyer will pay in full (y) the Estimated Closing Indebtedness set forth on Schedule 2.4(b) (the “Payable Indebtedness”), and (z) the Estimated Professional Fees and Selling Expenses pursuant to the pay-off letters and invoices delivered to Buyer in accordance with Section 7.2(h), which pay-off letters (i) provide that, upon payment of a specified amount, all underlying Contracts evidencing such Payable Indebtedness shall terminate, (ii) include undertakings to provide appropriate evidence of such termination (e.g., UCC-3 termination statements), and (iii) release and reconvey any Intellectual Property Rights.

(c)     Withholding. Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement any amounts as it may be required to deduct and withhold therefrom under the Code or under any provision of Applicable Law. To the extent such amounts are so deducted and withheld, such deducted and withheld amounts shall be paid over to the appropriate Taxing Authority and shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

2.5          Prorations. Within 90 days after the Closing Date, Buyer will calculate the proration (as of the Closing Date) of rent and other charges due under any Lease and utilities (if applicable), and other expenses that relate to both pre-Closing and post-Closing periods with respect to the Purchased Assets and Assumed Liabilities. Pre-Closing period amounts shall be payable by the Seller Parties and post-Closing period amounts shall be payable by Buyer. If a prorated amount is payable hereunder by Buyer but otherwise paid by Seller, it shall increase the amount of the current assets calculated pursuant to Section 2.7. If a prorated amount is payable by the Seller Parties but otherwise paid by Buyer, it shall increase the amount of the current liabilities calculated pursuant to Section 2.7. Notwithstanding the foregoing, this Section 2.5 shall apply only with respect to liabilities, charges and expenses that were not otherwise included in the Final Post-Closing Adjustment determined in accordance with Section 2.7.

2.6          Closing Certificate. No later than three (3) Business Days prior to Closing, Representative has: (a) estimated in good faith the Estimated Closing Working Capital, the Estimated Closing Indebtedness, and the Estimated Professional Fees and Selling Expenses; and (b) delivered to Buyer a certificate (the “Closing Certificate”) setting forth such estimates along with a calculation of the Purchase Price (the “Estimated Purchase Price”). For purposes of the Closing Certificate, the Estimated Closing Working Capital, Estimated Closing Indebtedness were calculated in accordance with GAAP (except as modified by the accounting principles and policies set forth in Schedule 2.6 (the “Accounting Policies and Procedures”)) and, with respect to Estimated Closing Working Capital, in a manner consistent with the example set forth on Schedule 2.6 (the “Working Capital Example”).

2.7           Post-Closing Adjustment.

(a)     Preliminary Adjustment Statement Preparation. Within 60 days after the Closing Date, Buyer will prepare in accordance with GAAP (except as modified by the Accounting Policies and Procedures and in a manner consistent with the Working Capital Example) an adjustment statement setting forth the amount of the Closing Working Capital, the Closing Indebtedness, and the Professional Fees and Selling Expenses (the “Preliminary Adjustment Statement”), and Buyer’s written calculation of the Purchase Price and the adjustment necessary to reconcile the Estimated Purchase Price to the Purchase Price (the “Preliminary Post-Closing Adjustment”). The Seller Parties shall cooperate fully with Buyer in the preparation of the Preliminary Adjustment Statement.

(b)     Adjustment Statement Review. No later than the 30th day after Representative’s receipt of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, Representative shall notify Buyer in writing of any objections to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment with particularity and the specific changes or adjustments which Representative claims are required to be made thereto in order to conform the same to the terms of Section 2.7(a).

(c)     Adjustment Statement Dispute Resolution. If Representative timely notifies Buyer in accordance with Section 2.7(b) of an objection to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment, and if Buyer and Representative are unable to resolve such dispute through good-faith negotiations within 30 days after Representative’s delivery of such notice of objection, then they shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by the Cleveland, Ohio office of BDO USA LLP (the “Independent Accountants”). If such accountants are unwilling or unable to serve as Independent Accountants, Buyer and Representative shall select by mutual agreement a different nationally-recognized certified public accounting firm, which firm shall not be rendering (and during the two-year period preceding the Closing Date shall not have rendered) regular auditing services to Buyer or, directly or indirectly, any Seller Party, to serve as the Independent Accountants. The Independent Accountants shall determine and report in writing to Buyer and Representative as to the resolution of all disputed matters submitted to the Independent Accountants and the effect of such determinations on the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment within 20 days after such submission or such longer period as the Independent Accountants may reasonably require, and such determinations shall be final, binding and conclusive as to Buyer, the Seller Parties, Representative and their respective Affiliates, absent manifest error. For purposes of complying with the terms set forth in this Section 2.7, each party shall cooperate with, and make available to, the other parties, their respective representatives and the Independent Accountants all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Preliminary Adjustment Statement and the resolution of any disputes thereunder. No party shall have any ex parte communications with the Independent Accountants. In resolving any disputed item, the Independent Accountants shall: (i) consider only those items that are in dispute; (ii) choose one of the parties’ positions with respect to the calculation of the Closing Working Capital, the Closing Indebtedness, or the Professional Fees and Selling Expenses, as applicable, as are in dispute; and (iii) not modify any items that are not disputed by the parties. The fees and disbursements of the Independent Accountants shall be borne by the party (i.e., Buyer, on the one hand, or the Seller Parties on a joint and several basis, on the other hand) whose position is not accepted by the Independent Accountants (or shall be prorated among them if more than one component (i.e., the Closing Working Capital, the Closing Indebtedness, or the Professional Fees and Selling Expenses) of the Preliminary Adjustment Statement is disputed, and, if the Independent Accountants accept some positions of each party, in such proportions as the Independent Accountants resolve the objections).

(d)      Final Adjustment Statement and Post-Closing Adjustment. The Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment shall become the “Final Adjustment Statement” and the “Final Post-Closing Adjustment,” respectively, and as such shall become final, binding and conclusive upon Buyer, the Seller Parties, Representative and their respective Affiliates for all purposes of this Agreement (and upon which a judgment may be entered by a court of competent jurisdiction), upon the earliest to occur of the following:

(i)      the mutual acceptance by Buyer and Representative of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, with such changes or adjustments thereto, if any, as may be proposed by Representative and consented to in writing by Buyer;

(ii)     the expiration of 30 days after Representative’s receipt of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, without timely written objection thereto by Representative in accordance with Section 2.7(b); or

(iii)     the delivery to Buyer and Representative by the Independent Accountants of the report of their determination of all disputed matters submitted to them pursuant to Section 2.7(c), absent manifest error, in which case either party may within 10 days of receipt of such determination request a resolution of such manifest error.

(e)        Adjustment of Purchase Price. Upon determination of the Final Adjustment Statement and Final Post-Closing Adjustment pursuant to Section 2.7(d):

(i)     If the Purchase Price is less than the Estimated Purchase Price (the “Seller Deficiency Amount”), then within five Business Days of the final determination of the Final Post-Closing Adjustment, Representative shall pay (on behalf of all Seller Parties on a joint and several basis) the amount of such Final Post-Closing Adjustment to Buyer within five Business Days of the final determination of the Final Post-Closing Adjustment via wire transfer of immediately available funds to an account designated by Buyer in writing.

(ii)     If the Purchase Price is greater than the Estimated Purchase Price, then within five Business Days of the final determination of the Final Post-Closing Adjustment, Buyer shall pay the Final Post-Closing Adjustment to Seller by means of a wire transfer of immediately available funds to the Seller Account.

(iii)    Any post-Closing payment by Buyer or the Seller Parties under this Agreement, including pursuant to this Section 2.7, shall be treated as an adjustment to the Purchase Price, unless a contrary treatment is required by Applicable Law.

2.8         Allocation of Purchase Price among Purchased Assets. The parties agree that: (a) the assumption by Buyer of the Assumed Liabilities; and (b) the payment of the Closing Payment, as adjusted, and other items properly includible in the deemed sales price of the Purchased Assets shall be allocated, for Tax purposes, among the Purchased Assets in a manner consistent with the provisions of Code §1060 and the methodology set forth on Schedule 2.8 (the “Allocation Schedule”). After Closing, Buyer will prepare such an allocation (the “Allocation”) consistent with the Allocation Schedule and will deliver the Allocation to Representative for the preparation of the Seller Parties’ federal (and, as applicable, state, local, or foreign) income Tax Returns. Buyer and the Seller Parties shall file all Tax Returns in a manner consistent with the Allocation, and Buyer and the Seller Parties shall not take a contrary position in any audit, investigation, or other Proceeding with a Taxing Authority unless required pursuant to a determination (as defined in Code §1313(a)). Any adjustments to the amount of the Assumed Liabilities or the Closing Payment after the Allocation is otherwise final shall be allocated in a manner consistent with the Allocation Schedule.

2.9        Allocation of Closing Payment among Equityholders. The payment by Buyer of the Closing Payment (including any additional amount required pursuant to Section 2.7) into the Seller Account shall constitute payment by Buyer to Seller and satisfaction of Buyer’s obligation to pay such amount hereunder. After such payment by Buyer, Representative shall be solely responsible for allocating and distributing to each Equityholder such Person’s respective share of the Closing Payment from the Seller Account. Nothing in this Section 2.9 is intended or shall be construed to confer on any Equityholder rights against Buyer related to the portion of the Closing Payment allocated to such Equityholder by Representative or the net proceeds received after delivery of same into the Seller Account.

Section 3
CLOSING

3.1          Closing. Subject to the terms and conditions of this Agreement, the closing of the Contemplated Transactions (“Closing”) shall take place remotely via the exchange of documents and signatures on the Closing Date. Strictly for purposes of the financial effects of the Contemplated Transactions, including for Tax purposes, Closing shall be deemed to have occurred at 12:01 a.m. Eastern Time on the Closing Date. For all other purposes, including passage of title and risk of loss, the effective time shall be at Closing. The sale and other transfers and deliveries described herein shall be mutually interdependent and regarded as occurring simultaneously as of Closing, and, unless a particular transfer or delivery is waived by the party entitled to the benefit of such sale, transfer or delivery, no sale, transfer or delivery shall become effective unless and until all the other sales, transfers and deliveries provided for herein have also been consummated.

Section 4
REPRESENTATIONS AND WARRANTIES OF Buyer

Buyer represents and warrants to the Seller Parties that the statements contained in this Section 4 are true, complete and correct as of the Closing Date.

4.1         Organization and Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio. Buyer has full power and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to be executed and delivered by it in connection herewith, and such execution, delivery and performance by Buyer has been approved by all necessary action, corporate or otherwise. Buyer has duly executed and delivered this Agreement and each of the Transaction Documents to be executed and delivered by it in connection herewith, and each constitutes Buyer’s legal, valid and binding obligation, enforceable against Buyer in accordance with its respective terms, except as enforceability may be limited by bankruptcy, similar laws relating to debtor relief and general principles of equity (the “Enforceability Exceptions”).

4.2         No Conflicts; Consents. The execution, delivery and performance of this Agreement and each of the Transaction Documents to be executed and delivered by Buyer in connection herewith does not and will not: (a) conflict with or violate any Applicable Law or any Order to which Buyer is subject; (b) violate or conflict with the provisions of its Charter Documents; or (c) result in the breach of, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which Buyer is a party or by which any of its property is bound. No Consent or filing with, or notification to, any Person is required in connection with the consummation of any of the Contemplated Transactions or under the Transaction Documents executed and delivered by Buyer in connection herewith.

4.3       Brokers. No Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of Buyer, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the Contemplated Transactions

Section 5
REPRESENTATIONS AND WARRANTIES OF the Seller Parties

The Seller Parties jointly and severally represent and warrant to Buyer that the statements contained in this Section 5 are true, complete and correct as of the Closing Date, except as set forth in the disclosure schedules delivered herewith (the “Schedules”). The Schedules shall not be deemed adequate to disclose an exception to a representation or warranty unless the applicable Schedule identifies the exception with particularity and describes the relevant facts in detail.

5.1         Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Schedule 5.1 lists each of the jurisdictions (and under what trade name(s), as applicable) where Seller: (a) is qualified or licensed as a foreign entity; (b) currently does, or has in the last three years done, business; and/or (c) has filed a trade name (or dba) registration. Seller is duly qualified to conduct business and is in good standing in each jurisdiction in which either the ownership of its properties or the nature of its activities requires it to be so qualified. The Seller Parties have made available to Buyer correct and complete copies of Seller’s Charter Documents and any other Contracts affecting its governance, all as in effect on the Closing Date and each as amended to date.

5.2         Power and Authority. Seller has all power and authority to carry on the Business as it has been and is currently conducted. Each Seller Party has the full power and authority (and, in regard to each Equityholder, capacity) to execute, deliver and perform such Seller Party’s respective obligations under this Agreement and each of the Transaction Documents to be executed and delivered respectively by each in connection herewith, and such execution, delivery and performance by the Seller Parties has been approved by all necessary organizational action. Each Seller Party has duly executed and delivered this Agreement and each of the Transaction Documents to be executed and delivered respectively by each in connection herewith, and each constitutes the legal, valid and binding obligation of the applicable Seller Party, enforceable against each of them in accordance with its respective terms, except as enforceability may be limited by the Enforceability Exceptions.

5.3          No Conflicts; Consents. The execution, delivery and performance of this Agreement and the Transaction Documents in connection herewith by each Seller Party does not and will not: (a) conflict with or violate any Applicable Law or any Order to which any Seller Party is subject; (b) violate or conflict with the provisions of Seller’s Charter Documents; (c), except as set forth on Schedule 5.3, result in the breach of, constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of any Contract to which any Seller Party is a party or by which any of their assets are bound; (d) disrupt or impair any business relationship with any dealer, broker, distributor, sales representative, supplier or customer of the Business; (e) result in the creation of any Lien on any of the Purchased Assets; or (f) constitute an event which, after notice or lapse of time or both, could result in any of the foregoing. Except as set forth on Schedule 5.3, no Seller Party needs to obtain any Consent, Order or Permit of, or make any declaration, registration or filing with, or notification to, any Governmental Authority or any other Person in order for the parties to consummate the Contemplated Transactions.

5.4         Capitalization; Subsidiaries and Joint Ventures. Schedule 5.4 sets forth the capitalization of Seller. Equityholders own all of the Capital Stock of Seller in the amounts set forth on Schedule 5.4, free and clear of all Liens. Other than as set forth in Seller’s Charter Documents, there is no irrevocable proxy, voting trust or similar Contract with respect to the exercise of the voting power of Seller. No holder of Indebtedness of Seller has the right to vote (or any instruments or agreements of any type that are convertible into, exercisable for, or exchangeable for, Capital Stock) on any matters on which an equityholder of Seller is entitled to vote. Seller does not own or have any obligation to acquire any Capital Stock in any other Person, nor is Seller an equityholder or participant in any partnership, limited liability company, joint venture, association or similar Contract.

5.5         Books and Records. Seller’s minute books contain reasonably accurate and complete records of all meetings held of, and organizational action taken by, Seller’s equityholders and managers or directors (or other governing bodies, as applicable).

5.6        Financial Statements. Schedule 5.6 consists of the following financial statements (collectively the “Financial Statements”): (a) the compiled balance sheets of Seller as of December 31, 2017 and December 31, 2018, and the related compiled statements of income, shareholders’ equity and cash flows for the calendar years then ended, together with the notes thereto and the other financial information included therewith, and (b) the internally-prepared balance sheet of Seller as of November 30, 2019 (the “Balance Sheet Date”), and the related internally-prepared statement of income, shareholders’ equity and cash flows for the 11-month period then ended. The Financial Statements (i) have been prepared in accordance with GAAP (other than the exceptions to GAAP set forth in the Accounting Policies and Procedures), consistently applied, without modification of the accounting principles used in the preparation thereof throughout the periods presented, (ii) present fairly in all material respects the financial position of the Business as of the dates indicated and the results of operations for the periods then ended, including all revenue and expenses of the Business, (iii) are consistent in all material respects with the books and records of Seller, (iv) reflect all items of income and expense and all assets and liabilities required to be reflected in the Financial Statements in accordance with GAAP (other than the exceptions to GAAP set forth in the Accounting Policies and Procedures), consistently applied, without modification of the accounting principles used in the preparation thereof throughout the periods presented, and (v) are complete and correct in all material respects. There are no significant deficiencies or material weaknesses in the design or operation of the internal controls of Seller that could adversely affect the ability of Seller to record, process, summarize and report financial information. There has been no, and there does not currently exist, any allegation of financial improprieties or fraud that involves the management of Seller.

5.7         Liabilities. Schedule 5.7 sets forth all Indebtedness of the Business as of the Closing Date. The Business does not have any Liability, and there is no basis for any present or future claim or demand giving rise to same, except for Liabilities reflected or reserved against on the Financial Statements and trade accounts payable and accrued expenses incurred in the Ordinary Course of Business since the Balance Sheet Date that are included in the Final Adjustment Statement. Other than the Assumed Liabilities, neither Seller nor the Business has any Liability for which Buyer may become liable.

5.8          Recent Events. Except as set forth on Schedule 5.8, since December 31, 2018, (i) the Business has been operated in the Ordinary Course of Business, (ii) Seller has used its best efforts to preserve and advance its operations, (iii) Seller’s relations with its customers and suppliers have been carried on in a manner designed to preserve Seller’s goodwill, (iv) there has not been, and no event has occurred or circumstance exists that could reasonably be expected to result in, any Material Adverse Change, and (v) there is not and has not occurred any:

(a)     increase (or promise of any increase) of any bonuses, salaries, benefits or other compensation to any equityholder, manager, officer, director of Seller or any Service Provider (or the payment thereof);

(b)     adoption of, modification of, termination of, or increase in the payments to or benefits under, any Benefit Plan;

(c)     capital expenditure (or series of capital expenditures) by Seller involving more than $10,000 or outside the Ordinary Course of Business;

(d)     loan to or acquisition of the assets (other than purchases of inventory in the Ordinary Course of Business) or securities of any other Person by Seller;

(e)     (i) activity by Seller that could reasonably be expected to result in a reduction, temporary or otherwise, in the demand for, or an increase in the cancellation of services offered following the Closing Date, including sales on terms or at prices outside the Ordinary Course of Business, (ii) acceleration by Seller of the receipt of accounts receivable or engagement in any other activity with customers that has had or could reasonably be expected to have the effect of accelerating to pre-Closing periods accounts receivable that would otherwise be expected to be collected in post-Closing periods, or (iii) undertaking by Seller of cash management practices other than in the Ordinary Course of Business (including with respect to collection of accounts receivable, payment of accounts payable and accrued expenses, pricing and credit practices and operation of cash management practices generally);

(f)     theft, damage, destruction or loss (without regard to any insurance) of or to any Purchased Asset, whether or not covered by insurance (other than through ordinary wear and tear);

(g)     entry into, modification of, termination of, or acceleration of: (i) any Indebtedness Contract under which Seller has any Liability, (ii) any Contract or transaction involving a total commitment by or to Seller of at least $25,000, (iii) any transaction or Contract with any Service Provider or director, officer, manager or equityholder of Seller, or (iv) any Material Contract;

(h)     sale (other than sales of inventory in the Ordinary Course of Business), lease or other disposition or transfer of any tangible or intangible asset of Seller;

(i)     mortgage, pledge, granting of a security interest in, or imposition of any Lien on, any asset (tangible or intangible) of Seller;

(j)     cancellation, compromise, waiver or release of any claims or rights involving a value to Seller in excess of $25,000;

(k)     (i) change in Seller’s Tax reporting or accounting principles, including with respect to depreciation or amortization policies or rates, (ii) settlement or compromise of any Tax liability of Seller, (iii) making, changing or rescinding any Tax election or accounting method of Seller; (iv) filing of an amended Tax Return by Seller; or (v) release of any rights to a Tax refund, or settlement of any claim with respect to a Tax refund, by Seller;

(l)     grant of any license or sublicense of any rights under or with respect to any of Intellectual Property Rights of Seller, or disposition of or abandonment of any rights in, to or for the use of any Intellectual Property Rights of Seller;

(m)     entering into of any Contract or transaction outside the Ordinary Course of Business; or

(n)     notice of, or entering into, any Contract, whether oral or written, to do any of the foregoing.

5.9           Compliance with Laws.

(a)     Seller and each good and service manufactured, distributed, sold, installed or otherwise provided by Seller (collectively, the “Goods and Services”) has complied and is currently in compliance with all Applicable Law, and no event has occurred or circumstance exists that could give rise to, or serve as a basis for, a notice, claim, charge or complaint regarding noncompliance against the Business. No Seller Party has received any notices, claims, charges and/or complaints in the past five years alleging any noncompliance with Applicable Law. Neither Seller nor any of its managers, officers, directors or Service Providers is or in the past five years has been under: (i) any administrative, civil or criminal indictment or investigation by any Governmental Authority, or (ii) any audit by any Governmental Authority, in either case with respect to any alleged irregularity, misstatement, act or omission arising under or relating to any Government Contract. In the past five years, no Seller Party has (y) been suspended or debarred from doing business with any Governmental Authority, or (z) conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to a Government Contract.

(b)     During the past five years, there have been no corrective actions or other adverse regulatory actions taken by or against Seller by any Governmental Authority with respect to Seller or the Business.  No Seller Party has received written notice of, and no Seller Party is otherwise aware that, any Goods and Services or the Business are, or at any time have been the subject of, any warning letter, untitled letter, notice of violation or inspectional observation, notice of suspension, notice of intended enforcement, seizure, injunction, regulatory enforcement action or criminal action issued, initiated or threatened by any Governmental Authority during the five-year period prior to the Closing Date. The Seller Parties have made available to Buyer all correspondence to or from a Governmental Authority within the past five years relating to any Goods and Services or the Business.  There are no presently pending or, to Seller’s Knowledge, threatened material claims, investigations or demand letters relating to any alleged hazard or alleged defect, failure to warn, or alleged breach of express or implied warranty or representation relating to any Goods and Services. Set forth on Schedule 5.9(b) is every material complaint and written notice of alleged defect or adverse event with respect to any Goods and Services that has been received by Seller within the past five years.

5.10       Permits and Certifications. The Permits and Certifications included in the Purchased Assets (each, as applicable, a “Seller Permit” or a “Seller Certification”) constitute all Permits that are required under Applicable Law with respect to the operation of the Business as conducted or as contemplated to be conducted and all Certifications that are required to service customers or are required to operate the Business as conducted or as contemplated to be conducted. Seller is, and has at all times been, in compliance in all material respects with all Seller Permits and Seller Certifications. Each Seller Permit and each Seller Certification is listed on Schedule 5.10, and no individual Service Provider is the holder of any such Seller Permit or Seller Certification. In the past five years, no Seller Party has received any notice from any Person alleging any noncompliance with any Seller Permit or Seller Certification. Each Seller Permit and each Seller Certification is valid and in full force and effect, and none of such Seller Certifications or Seller Permits will lapse, terminate, expire or otherwise be impaired (as they relate to the right or authorization of Seller) as a result of the consummation of the Contemplated Transactions.

5.11        Litigation. Except as set forth on Schedule 5.11, there is currently no, and in the past five years there has been no, Proceeding or claim of any kind whatsoever, at law or in equity, pending or, to Seller’s Knowledge, threatened by or against Seller or that would prohibit the Seller Parties from consummating the Contemplated Transactions, and no event has occurred or circumstance exists that could give rise to or serve as a basis for any such Proceeding or claim. No Seller Party is a party to, or subject to, any Order.

5.12         Taxes.

(a)     Seller has timely filed all Tax Returns and paid all Taxes that are due or have been levied (whether or not shown, or required to be shown, on any Tax Return) in connection with the Business or the Purchased Assets in all jurisdictions in which such Tax Returns are required by Applicable Law to be filed or such Taxes are required by Applicable Law to be paid, and all such Tax Returns were correct and complete in all respects. There are no assessed Tax deficiencies against Seller or any basis upon which any additional Taxes related to the Business or the Purchased Assets could be assessed. No Proceeding with respect to the Tax Returns or Tax liability of Seller, as described in this Section 5.12, has occurred, is in progress, or, to Seller’s Knowledge, is being proposed, threatened or discussed, including any claim by any Taxing Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(b)     Seller has no given nor has Seller been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes, and there are no currently existing extensions of time (or requests for extensions of time) within which to file any Tax Returns.

(c)     Seller has properly and timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person and has complied with the rules and regulations relating to the withholding and remittance of Taxes. All sales and use Taxes required to be collected by Seller and paid over to a Taxing Authority have been properly collected and paid over.

(d)     There are no Liens for unpaid Taxes on Seller’s assets, except Liens for current Taxes not yet due and payable.

(e)     Seller has not been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person. Seller does not have any liability for the Taxes of any Person under §1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Applicable Law) as a transferee or successor, by Contract, or otherwise.

5.13       Customers and Suppliers. Seller has good commercial working relationships with all customers and suppliers of the Business. Schedule 5.13 sets forth the 10 largest customers (and the dollar volumes related thereto) and the 10 largest suppliers of the Business (and the dollar volumes related thereto), in each case, for the 12-month period ended December 31, 2018 and the 11-month period ended November 30, 2019. In the past 12 months, no customer of the Business has: (a) canceled or otherwise terminated or given any notice of termination, made any threats to cancel or otherwise terminate, or indicated it intends to terminate, its relationship with Seller; (b) materially decreased or threatened to materially decrease, or indicated it intends to materially decrease, its purchases from Seller; (c) changed or threatened to change, or indicated it intends to change, its payment or pricing terms with respect to Seller or otherwise materially and adversely alter its current Contracts, programs or commitments with Seller, or (d) had, or been permitted to have, any rebates, volume discounts, free services, mark-downs, rights of contest, claim or setoff with respect to its accounts receivable. To Seller’s Knowledge, the purchase of the Purchased Assets by Buyer will not adversely affect the relationship with any customer of the Business. In the past 12 months, no supplier of the Business has (i) canceled or otherwise terminated or made any threats to cancel or otherwise terminate, or indicated it intends to terminate, its relationship with Seller, (ii) materially decreased or threatened to materially decrease, or indicated it intends to materially decrease, its sales of supplies to Seller, or (iii) materially changed or threatened to materially change, or indicated it intends to materially change, its payment or pricing terms to Seller or otherwise materially and adversely alter its current Contracts, programs or commitments with Seller. Seller has not experienced, and there do not exist, any material quality control or similar problems with the products currently being supplied or on order from suppliers of the Business. To Seller’s Knowledge, the purchase of the Purchased Assets by Buyer will not adversely affect the relationship with any supplier of the Business.

5.14         Affiliate Relationships; Prior Acquisitions.

(a)     Except as set forth on Schedule 5.14(a), neither any Equityholder or any Service Provider, or a manager, officer or director of Seller, nor any of their respective Affiliates: (i) has, or during the last five fiscal years has had, any direct or indirect interest (y) in, or is or during the last five fiscal years was, a director, manager, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of Seller or (z) in any material property, asset or right that is owned or used by Seller in the Business; or (ii) is a party to any Contract or transaction with Seller, other than their right to receive compensation and employee benefits in the Ordinary Course of Business or as set forth on Schedule 5.14(a).

(b)     Schedule 5.14(b) sets forth a complete and accurate list of (i) all transactions pursuant to which any Seller Party has acquired any other Person in connection with the Business, or the business or assets of any other Person constituting a business or a line of business included in the Business, in the last four years or, if longer, in connection with which any Seller Party has any continuing indemnification, payment or other obligations (each, a “Prior Acquisition”), and (ii) a summary of the material terms of any continuing indemnification, payment or other material obligations with respect to each Prior Acquisition. Copies of all material agreements relating to each Prior Acquisition have been made available to Buyer.

5.15       Certain Business Relationships. Neither Seller nor any Person acting on Seller’s behalf has directly or indirectly given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is in a position to help or hinder the Business which: (a) might subject Seller to any damage or penalty in any Proceeding; (b) if not given in the past, might have resulted in a Material Adverse Change; or (c) if not continued in the future, might constitute a Material Adverse Change.

5.16        Solvency. Immediately after giving effect to the Contemplated Transactions, Seller will be able to pay its Liabilities as they become due, taking into account all pending and threatened litigation (to the extent not covered by insurance).

5.17         Intellectual Property.

(a)     Schedule 5.17(a) lists (i) all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing (the “Intellectual Property Registrations”), and (ii) all unregistered trademarks included in the Intellectual Property Assets. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(b)     Schedule 5.17(b) lists all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property Right that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted to which Seller is a party or beneficiary or to which Seller or the Purchased Assets are otherwise bound (excluding any inbound licenses for commercially available software licensed to Seller pursuant to a non-negotiated “off-the-shelf”, “shrinkwrap”, “clickwrap” or website terms of use or terms of service that is easily obtainable without material expense) (collectively, the “Intellectual Property Agreements”). None of the Intellectual Property Agreements grant any Person any exclusive rights to or under any Intellectual Property Assets or any right to sublicense any Intellectual Property Assets.

(c)     Seller (i) exclusively owns and possesses all right, title and interest in and to all Intellectual Property Assets, free and clear of all Liens, and (ii) has the right to use pursuant to a valid and enforceable written agreement free and clear of all Liens all other Intellectual Property Rights as necessary for the conduct of the Business as currently conducted and as proposed to be conducted. The Intellectual Property Assets are valid, enforceable and subsisting. The Intellectual Property Assets and Intellectual Property Rights used by Seller pursuant to a valid and enforceable written agreement constitute all of the Intellectual Property Rights necessary to the conduct of the Business as currently conducted and as proposed to be conducted.

(d)     Neither Seller nor the conduct of the Business, including the use of the Intellectual Property Assets, nor the products, processes, and services of the Business, has interfered with, violated, infringed upon or misappropriated any Intellectual Property Rights of any other Person. There is no, and has not been, any opposition, cancellation, Order, Proceeding, objection or claim pending, asserted or threatened (including cease and desist letters) against Seller concerning the ownership, use, validity, scope, registrability, enforceability, infringement, misappropriation, violation or licensed right to use any Intellectual Property Assets, and Seller has not received any written notice of the same, and to Seller’s Knowledge, there is no valid basis for the same. No Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets.

(e)     Seller has taken all necessary actions to protect, preserve and maintain the Intellectual Property Assets and to maintain the confidentiality, secrecy and value of the confidential or proprietary information and trade secrets included therein, and no such confidential or proprietary information that constituted a material trade secret included in the Intellectual Property Assets has been disclosed or made available by Seller to any Person who is not legally bound by a duty of confidentiality with respect thereto. There has not been any breach by any third party of any confidentiality obligation to Seller. All Service Providers who have had access to confidential or proprietary information or trade secrets included in the Intellectual Property Assets, or who have contributed at any time to the invention, development, programming, design, enhancement, implementation or modification of, any of the Intellectual Property Assets, have entered into confidentiality and/or proprietary invention rights agreements with Seller in the form(s) made available to Buyer. Upon consummation of the Contemplated Transactions, Buyer will acquire such Intellectual Property Assets free and clear of all Liens.

(f)     All servers, software, hardware systems, websites, databases, circuits, networks and other computer and telecommunication assets and equipment owned or used by or for Seller: (i) are, to Seller’s Knowledge, free from any material defect, bug, virus or programming, design or documentation error or corruptant or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such, (ii) are fully functional and operate and run in a reasonable and efficient manner, (iii) are sufficient for the current needs of the Business, including as to capacity and ability to meet current peak volumes in a timely manner, (iv) have had no material failures, breakdowns, outages, or unavailability of any of the foregoing in the past 12 months, (v) conform in all material respects to the specifications and purposes thereof, and (vi) have had no existing pattern or repetition of customer complaints regarding functionality or performance. Seller has taken all commercially reasonable steps to safeguard the internal and external integrity of such servers, software, hardware systems, websites, data-bases, circuits, networks and other computer and telecommunication assets and equipment owned or used by or for Seller and the data contained therein (including the data of its customers and employees).

(g)     Seller (i) has created and maintained a privacy policy (the “Privacy Policy”) regarding the collection and use of Personal Data, a true, correct and complete copy of which has been provided to Buyer, and (ii) is in material compliance with the Privacy Policy and all Applicable Law regarding the collection, use and protection of Personal Data. The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions do not violate any Applicable Law or the Privacy Policy as it currently exists or as it existed at any time during which any Personal Data was collected or obtained by Seller, and upon Closing, Buyer will continue to have the right to use such Personal Data on substantially the same terms and conditions as Seller enjoyed immediately prior to Closing. Seller has not experienced any incident in which any Personal Data maintained, owned, transmitted or otherwise possessed by Seller was or may have been stolen, lost, damaged or improperly accessed or the subject of a breach or other incident that has required, or which Seller determined does or will require, notice thereof to any Person under any Applicable Law or its internal policies and there are no facts suggesting the likelihood of the foregoing. Except as set forth on Schedule 5.17(g), Seller does not currently collect or use, and has never collected or used, Personal Data.

5.18       Contracts. Schedule 5.18 contains a complete and accurate list of all of the Material Contracts to which Seller is a party or pursuant to which any Purchased Assets are bound. The Seller Parties have provided to Buyer correct and complete copies of each Material Contract and each Assumed Contract. With respect to each Material Contract and Assumed Contract and any open purchase orders thereunder: (a) such Contract is in full force and effect and is valid and enforceable against Seller and, to Seller’s Knowledge, the other parties thereto; (b) such Contract will not be terminated as a result of this Agreement; (c) Seller is not in default under such Contract and no event has occurred which, with notice or the passage of time or both, would constitute such a default; and (d) to Seller’s Knowledge, no other party is in default under such Contract. With respect to each Government Contract, except as set forth on Schedule 5.18, such Contract: (i) is not premised on Seller having “8(a) status”, “small business status”, “small disadvantaged business status”, “protégé status”, “women-owned status” (as those terms are used in the Federal Acquisition Regulation or Small Business Association regulations) or other preferential status, and (ii) has been awarded without reliance on preferential treatment of any kind based on Seller’s size or ownership.

5.19        Product Warranty and Liability. In the past five years, there have been no product or service warranty claims made against Seller alleging that any Goods and Services are defective or improperly designed, and no such claims are currently pending or, to Seller’s Knowledge, threatened against Seller. Schedule 5.19 includes copies of the standard terms and conditions of sale for Seller. Except for conditions or warranties implied or imposed by Applicable Law or otherwise contained in the standard terms and conditions set forth on Schedule 5.19, Seller has not given a condition or warranty or made a representation in respect of any Goods and Services. Each Good and Service has been in conformity with all applicable contractual commitments and all express and implied warranties. Seller does not have any Liability (and there is no basis for any Proceeding against Seller giving rise to any Liability) for any Goods and Services. The Goods and Services have never been subject to a recall and there has not been any failure by Seller to warn, test, inspect or instruct of dangers that could form the basis for a recall.

5.20        Employee Benefits.

(a)     Schedule 5.20(a) lists each Benefit Plan maintained by Seller and its ERISA Affiliates or to which Seller or any of its ERISA Affiliates contributes (or within the preceding six years has contributed), or with respect to which any of the foregoing parties has any Liability. With respect to each such Benefit Plan: (i) it has been operated in compliance in all material respects with its terms and all Applicable Law, (ii) all contributions required under the terms of such Benefit Plan or Applicable Law have been timely made or accrued for by Seller, (iii) Seller has retained the right to unilaterally amend or terminate such Benefit Plan to the fullest extent permitted by Applicable Law, and (iv) the Seller Parties have made available to Buyer copies of the material documents embodying such Benefit Plans (or, for any oral arrangement, a written description of such arrangement), including the plan documents (and any amendments thereto) and the most recent summary plan description (if any). Seller does not have any Liability with respect to any Benefit Plan, other than for contributions, payments or benefits due in the Ordinary Course of Business under the Benefit Plans.

(b)     Each Benefit Plan that is intended to be qualified under Code §401(a) has received a determination or opinion letter from the IRS to the effect that it meets the applicable requirements for qualification under Code §401(a), and, with respect to such Benefit Plans, no event has occurred that could give the IRS grounds to revoke such determination. All of the Benefit Plans and any related trusts currently satisfy in all material respects, and for all prior periods have satisfied, in form and operation, all requirements for any Tax-favored treatment intended for such Benefit Plan or trust or applicable to plans or trusts of its type, including, as applicable, Code §§105, 106, 125, 401(a), 401(k) and 501, and no reportable event (within the meaning of ERISA §4043) has occurred or is expected to occur with respect thereto.

(c)     (i) Seller and each Benefit Plan that is a “group health plan” (as defined in ERISA §733(a)(1)) (A) are currently in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”), and (B) have been in compliance in all material respects with all applicable Healthcare Reform Laws, and (ii) no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject Seller or any Benefit Plan to penalties or excise taxes under Code §§4980D, 4980H, or 4980I.

(d)     None of the Benefit Plans provide life insurance, medical or other welfare benefits to Persons who are not current employees of Seller or their dependents, except as required by Part 6 of Title I of ERISA or any similar state law.

(e)     Neither Seller nor any of its ERISA Affiliates has, and at no time in the past has had, an obligation to contribute to a “defined benefit plan” as defined in ERISA §3(35), a pension plan subject to the funding standards of ERISA §302 or Code §412, a “multiemployer plan” as defined in ERISA §3(37) or Code §414(f) or a “multiple employer plan” within the meaning of ERISA §210(a) or Code §413(c).

(f)     There are no pending or threatened claims by or on behalf of any of the Benefit Plans or by any Service Provider, beneficiary or alternate payee with an interest under any Benefit Plan (other than routine claims for benefits). No event has occurred and no condition exists that could subject Buyer or the Purchased Assets, either directly or by reason of Seller’s affiliation with any Affiliate, to any Tax, Lien, penalty or other Liability imposed by ERISA, the Code or other Applicable Law with respect to any Benefit Plan. Seller does not maintain any Benefit Plan under which it could be obligated to pay benefits, or under which any benefit could become accelerated or vested, because of the consummation of the Contemplated Transactions.

(g)     Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions, either alone or in combination with another event (whether contingent or otherwise), will, with respect to any Service Provider (i) entitle any such Service Provider to any payment, (ii) increase the amount of compensation or benefits due to any such Service Provider, or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit to any such Service Provider.

(h)     Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions, either alone or in combination with another event (whether contingent or otherwise), will with respect to any employee of Seller result in any payments to any such employee under a Benefit Plan not being deductible by reason of Code §280G or subject to Tax under Code §4999. Seller has not made any commitment to any Service Provider to make such person fully or partially whole with respect to any adverse Tax consequences relating to the foregoing items or with respect to any compensation or Benefit Plan matters.

5.21        Employment Matters. Schedule 5.21 contains a list of the name of each Service Provider as of the Closing Date, together with such Person’s: (a) employer; (b) position; (c) annual base compensation; (d) accrued vacations and vacation pay, holiday pay and sick pay (accrued and total); and (e) incentive, commission or bonus arrangement (accrued and total).  To Seller’s Knowledge, no Service Provider plans to refuse employment with or engagement by Buyer or its Affiliate following Closing or is bound by a nondisclosure or noncompetition covenant that restricts or affects (or will restrict or affect) such Service Provider’s employment with or engagement by Buyer or its Affiliate after the Closing Date.  All Service Providers may be terminated at any time with or without cause without the payment of severance or other Liability.  There is no pending or, to Seller’s Knowledge, threatened Proceeding or claim of any kind whatsoever, at law or in equity, against any Service Provider with respect to allegations of sexual harassment or sexual misconduct, and there have been no reported internal or external complaints accusing any supervisory or managerial Service Provider of sexual harassment or sexual misconduct, and no facts exist that could reasonably be expected to result in any such complaint. Neither any Service Provider nor any Seller Party, for or on behalf of such Seller Party, another Seller Party or a Service Provider, has entered into a Contract for the settlement of any claim with respect to sexual harassment or sexual misconduct. Seller is not and has not been a party to any collective bargaining or other similar labor Contract.  There is not now existing or, to Seller’s Knowledge, threatened, and has not previously been any in regard to the Business (i) strike, slowdown, picketing, work stoppage or employee grievance process, (ii) Proceeding relating to the alleged violation of any Applicable Law pertaining to labor relations or employment matters, or (iii) application for certification of a collective bargaining agent for any Service Provider.  No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.  Seller has not received any notice from any Governmental Authority that any of the Service Providers has a name or Social Security Number that does not match the name or Social Security Number maintained by such Governmental Authority, and all Service Providers are legally authorized to work in the United States. Seller has completed and maintains in its files Forms I-9 with respect to each of its employees. The qualifications for employment of each current and former employee of Seller have been reviewed and confirmed by Seller using the U.S. Citizenship and Immigration Services’ E-Verify Program.  Seller has properly classified all of its Service Providers (including as salaried, hourly and/or exempt or non-exempt) for all compensation and benefit purposes and for all Applicable Law.  Seller has paid or accrued all wages and compensation due to Service Providers, including vacations and vacation pay, holiday pay, sick pay, and bonuses.

5.22       Inventory. The Inventory is: (a) free of material defect; (b) merchantable and of a quality and quantity usable and salable in the Ordinary Course of Business; and (c) not excessive in the present circumstances of the Business. The Inventory has been priced at the lower of cost or market value in accordance with GAAP. All items included in the Inventory are the property of Seller, are not held by Seller on consignment from others and are otherwise free and clear of any Lien except for such Liens as shall be fully released and cancelled as of the Closing Date.

5.23         Accounts Receivable; Accounts Payable.

(a)     All of the Accounts Receivable arose in the Ordinary Course of Business, are subject to no defenses, offsets or counterclaims and reflect goods actually sold and delivered or services rendered in the Ordinary Course of Business. None of the Accounts Receivable are obligations of any Equityholder or Service Provider, or a manager, officer or director of Seller, or any of their respective Affiliates. None of the Accounts Receivable represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. The Accounts Receivable are current and collectible in accordance with the terms thereof and at the full face-amount thereof and will be collected in full, without any set-off, within 90 days of the Closing Date.

(b)     The accounts payable that are included in the Assumed Liabilities arose from bona fide transactions in the Ordinary Course of Business, and all such accounts payable have either been paid or are not yet payable in the Ordinary Course of Business.

5.24       Insurance. Schedule 5.24 lists all insurance policies presently maintained by Seller, showing: (a) issuer; (b) covered entity or entities; (c) types of coverage; (d) policy expiration dates; and (e) policy limits. All such policies are in full force and effect, have been obtained in compliance with all legal and applicable insurance company requirements, and Seller is not in default with respect to its obligations under such policies. Complete and correct copies of such policies and loss runs for the previous three calendar years related thereto have been made available to Buyer. Seller has been covered for the entirety of the period since its formation through the Closing Date by insurance in scope and amount customary and reasonable in its industry. There are no pending claims against Seller for product liability or property or other damage under any insurance policy heretofore or presently issued to Seller, or any claims as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. Seller does not have any self-insurance arrangements.

5.25         Real and Personal Property.

(a)     Seller does not own any real property. The Seller Parties have delivered to Buyer a correct and complete copy of each lease (or a summary of the material terms of the lease, if oral), including amendments, waivers, or other changes thereto, relating to the Leased Property (each, a “Lease,” and collectively, the “Leases”). The Leased Property and the Leases comprise all leased real property interests and Contracts related thereto used in the conduct of the Business as currently conducted. With respect to each Lease: (i) all leased buildings and improvements and all leased fixtures are held under such Lease, (ii) such Lease is in full force and effect and a valid instrument enforceable against Seller, and, to Seller’s Knowledge, the other party thereto, in each case in accordance with its terms, (iii) all rents, required deposits, additional rent and payments due as of the Closing Date pursuant to such Lease have been paid in full, (iv) there is no existing default by Seller, or, to Seller’s Knowledge, by the lessor under such Lease, (v) Seller has not received any notice that it is in default under such Lease, (vi) no party other than Seller and the identified lessor have any interest in the Leased Property, and (vii) except as set forth on Schedule 5.3, no Consent is required to be obtained by Seller pursuant to any Lease in connection with the consummation of the Contemplated Transactions. Except for the Leases, Seller has not entered into any leases or subleases or granted any rights of first refusal, rights of reverter, options to purchase or rights of occupancy with respect to the Leased Property. The Leased Property is validly zoned for its current use and occupancy by Seller under the applicable zoning codes and urban renewal plans, and Seller’s current use of the Leased Property is in compliance therewith. There are no pending or threatened condemnations, planned public improvements, annexations, special assessments, zoning or subdivision changes, or other adverse claims affecting the Leased Property. All of the buildings, material fixtures and other improvements and building systems situated within the Leased Property are in good operating condition, reasonable wear and tear excepted, and have been maintained in the Ordinary Course of Business. Seller has adequate rights of ingress into and egress out of the Leased Property.

(b)     Seller has good and valid title to, or a valid leasehold interest in, the Purchased Assets constituting personal property, and, upon consummation of the Contemplated Transactions, Buyer will acquire the Purchased Assets, free and clear of all Liens.

(c)     Seller owns or has the right to use all of the Purchased Assets, and the Purchased Assets constitute all of the rights, property and assets necessary to conduct the Business as currently conducted and as contemplated to be conducted, and none of the Excluded Assets are material to the Business. The Purchased Assets have been properly maintained, are free from material defect, are in good operating condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. The tangible assets used in the operation of the Business are located at the Leased Property. Schedule 5.25(c) sets forth each item of the tangible personal property and assets used in the operation of the Business for which the replacement value exceeds $10,000 and each capital expenditure commitment of Seller for the 2020 fiscal year, and any outstanding balance of each such commitment. No Seller Party has made any other Contract for the sale, lease or transfer of all or any part of the Purchased Assets (except for sales of inventory in the Ordinary Course of Business).

5.26       Environmental. Except in the Ordinary Course of Business and in compliance with Environmental Laws, no Hazardous Materials are or have been located on or about any real properties now or previously owned, operated or leased by Seller or have been released by Seller into the environment, or have been discharged, stored, treated, managed, recycled, placed or disposed of by Seller or another Person at, on or under any real properties now or previously owned, operated or leased by Seller. No Hazardous Materials have been disposed of by Seller at any off-site waste disposal. No storage tanks, whether above ground or underground, are located on or under the Leased Property. Seller is, and at all times has been, operating in compliance in all material respects with all applicable Environmental Laws. There is currently no, and in the past five years there has been no, Proceeding or Order with respect to Hazardous Materials or the violation of Environmental Laws pending or, to Seller’s Knowledge, threatened or proposed, with respect to any real properties now or previously owned, operated or leased by Seller, or with respect to any off-site waste disposal location to which Seller’s waste has been taken. Seller does not have any basis to expect, and has not received, any summons, citation, Order, notice or communication from any Person concerning any actual, alleged or potential violation of or failure to comply with any Environmental Laws arising out of or with respect to any real properties now or previously owned, operated or leased by Seller or the operation of the Business.

5.27       No Misrepresentations. Each of the Schedules is complete and correct. None of the Financial Statements or other documents provided to Buyer or the Seller Parties’ representations and warranties contained in this Agreement or the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No Seller Party has knowingly provided or made available to Buyer any information that is misleading or inaccurate in any material respect or knowingly withheld from, or failed to disclose to, Buyer any data, documents or other information material to the conduct and operation of the Business or that could result in a Material Adverse Change.

5.28        Brokers. No Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of any Seller Party, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the Contemplated Transactions.

Section 6
COVENANTS

6.1         Third-Party Consents. Notwithstanding anything in this Agreement to the contrary, this Agreement will not constitute an agreement to sell, assign, or transfer any Purchased Assets if any attempted sale, assignment, or transfer of such assets, without the Consent of another Person to such transfer, would constitute a breach by Seller or Buyer with respect to such Purchased Asset. In the event that any required Consent is not obtained on or prior to the Closing Date, the Seller Parties shall cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyer. In furtherance of the foregoing, the Seller Parties shall: (a) assist Buyer in any applications or other reasonable actions necessary to be identified as an approved or preferred vendor (or similar designation) by any former, current or future customer of the Business; and (b) to the extent necessary in connection with any Assumed Contract or other business relationship between Seller and a third Person that cannot be assigned to Buyer hereunder (or if otherwise required by any such third Person), at the request of Buyer, perform on behalf of Buyer (by subcontracting to Buyer) all obligations under any such Assumed Contract or business relationship and remit to Buyer any and all payments received in connection therewith.

6.2         Further Assurances. If from time to time after Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to effect, consummate, confirm or evidence the Contemplated Transactions, each party will take such further action (including the execution of such further documents and instruments) as any other party may reasonably request. In addition to the foregoing, Seller appoints Buyer, effective as of Closing, as Seller’s attorney with full power of substitution, in Buyer’s name, or Seller’s name, on Buyer’s behalf and for its benefit, to collect all Accounts Receivable and other Purchased Assets hereby transferred and assigned to Buyer, to endorse, without recourse, all checks in Seller’s name the proceeds of which Buyer is entitled to hereunder and to prosecute, in Seller’s name, all proceedings that Buyer may deem proper to enforce any claim of any kind in or to the Purchased Assets. Seller agrees that the foregoing powers are coupled with an interest, shall be irrevocable and shall not be affected by Seller’s dissolution or for any other reason. Seller further agrees that Buyer shall retain for its own account any amounts collected pursuant to the foregoing powers, and Seller shall pay or transfer to Buyer, if and when received, any amounts that are received by Seller after Closing in respect of any Accounts Receivable or other Purchased Assets. In addition to the obligations set forth in Section 8.2, the parties agree that, in regard to any third-party claims for Losses, each Seller Party will cooperate with Buyer and its counsel in the contest or defense of, and provide any testimony and access to their books and records in connection with, any Proceeding involving or relating to any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, practice or situation before Closing involving any Seller Party or the Business.

6.3          Service Providers. Seller has terminated the engagement of all of its Service Providers (but excluding any intellectual property ownership or assignment Contracts, noncompetition Contracts or confidentiality Contracts with such Service Providers) effective as of 11:59 p.m. on the day before the Closing Date and hereby waives any applicable restrictions under any Contracts with each such Service Provider that would otherwise prevent Buyer or its Affiliate from hiring such Service Provider. Seller shall pay any amounts or provide any benefits that may be payable or provided to the Service Providers under the Benefit Plans or otherwise arising out of the consummation of the Contemplated Transactions. Neither Buyer nor any of its Affiliates shall have any Liability under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for any Service Provider or the “qualified beneficiary” of any Service Provider that does not accept employment with Buyer or its Affiliate. In addition, neither Buyer nor any of its Affiliates shall have any Liability under COBRA for any Service Provider that does accept employment with Buyer or its Affiliate or the “qualified beneficiary” of such Service Provider whose “qualifying event” occurs prior to the date such Service Provider is hired by Buyer or its Affiliate in accordance herewith. The parties hereto acknowledge and agree that all provisions contained in this Section 6.3 are included for the sole benefit of the parties, and that nothing in this Agreement, whether express or implied, shall create any third-party beneficiary or other rights: (a) in any other Person, including any Service Provider (or any dependent or beneficiary thereof), any participant in any Benefit Plan or any ERISA Affiliates; or (b) to continued employment with Buyer or any of its Affiliates.

6.4        Payment of Taxes; Reports and Returns. The Seller Parties shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Purchased Assets and shall properly prepare and file all Tax Returns related thereto. Seller shall prepare and file on a timely basis all reports and returns required by Applicable Law relating to the Business as conducted on or prior to the Closing Date or relating to the Purchased Assets for the period of time such assets are owned by Seller and shall timely pay all applicable Taxes related thereto (whether or not shown on any Tax Return).

6.5        Cooperation; Audits. In connection with the preparation of Tax Returns and Proceedings relating to Taxes, Buyer, the Seller Parties and Representative shall cooperate fully with each other, including furnishing or making available during normal business hours records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims relating to Taxes. For the avoidance of doubt, the preceding sentence includes the right of Buyer to review, as reasonably necessary or helpful, Tax Returns of Seller related to the Business or the Purchased Assets for Tax periods beginning before the Closing. Buyer, the Seller Parties and Representative shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Contemplated Transactions).

6.6        Name Change. Immediately following Closing, Seller shall: (a) file an amendment to its applicable Charter Document with the Ohio Secretary of State’s office in order to change Seller’s name as contemplated by Section 7.2(e); (b) make such filings and take such other actions as may be necessary to terminate any trade name reservations or change the name under which it is registered to do business in Ohio and any other state or other jurisdiction; and (c) provide Buyer with evidence of any such filings required under this Section 6.6.  If Seller fails do any of the foregoing, Buyer may, at its option, do so on Seller’s behalf and shall be indemnified fully therefor by the Seller Parties on a joint and several basis.

6.7        Payment of Retained Liabilities. The Seller Parties shall timely pay or make adequate provision for the payment in full of all of the Retained Liabilities. If any Retained Liabilities are not timely paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use of the Purchased Assets or conduct of the Business, then Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and shall be indemnified fully therefor by the Seller Parties on a joint and several basis.

6.8        Restrictions on Dissolution and Distributions; Insurance. Seller shall not dissolve or make any distribution of the proceeds received pursuant to this Agreement until the applicable Seller Party has paid, or made adequate provision for the payment of, each of the Retained Liabilities. Further, Seller shall provide to Buyer, upon reasonable request, information with respect to all occurrence-based liability insurance policies maintained by Seller with respect to the Purchased Assets, the Assumed Liabilities or the Business. Seller will use commercially reasonable efforts to ensure that such insurance will be available to cover the Purchased Assets, the Assumed Liabilities and the Business to the extent any claims are asserted that arise out of the operation of the Business prior to Closing, subject, in each case, to the terms and limitations of such policies (“Pre-Closing Claims”). Seller will provide full cooperation to Buyer in any efforts to avail itself or any of its Affiliates of coverage under any such applicable insurance policies with respect to Pre-Closing Claims.

6.9        Bulk Sales. The parties each waive compliance with bulk sales and similar laws; provided that the Seller Parties shall pay and discharge when due all claims of creditors asserted against Buyer or the Purchased Assets by reason of such noncompliance and shall promptly take all actions required to remove any Lien that may be placed upon the Purchased Assets by reason of such noncompliance.

Section 7
Closing Deliveries

7.1         Mutual Closing Deliveries. At or prior to Closing, Buyer and the Seller Parties shall, as applicable, deliver or cause to be delivered counterpart signature pages to: (i) this Agreement, (ii) the Bill of Sale, (iii) the Assignment and Assumption Agreement, and (iv) the Consulting Agreement.

7.2          Seller Party Closing Deliveries. At or prior to Closing, the Seller Parties shall deliver to Buyer, or cause to be delivered to Buyer:

(a)     the Purchased Assets;

(b)     the Closing Certificate;

(c)     the third-party Consents listed on Schedule 5.3;

(d)     counterpart signature pages to the Restrictive Covenant and Release Agreement executed by each Seller Party;

(e)     a certificate from Seller, duly executed by an officer of Seller, certifying: (i) as complete and accurate as of Closing, attached copies of Seller’s Charter Documents, and (ii) all requisite resolutions or actions of Seller’s Equityholders, directors and/or managers approving the sale of the Purchased Assets, approving a change in Seller’s name to a name acceptable to Buyer, terminating Seller’s foreign qualifications and terminating Seller’s trade name reservations, together with such executed documents as shall be required to change Seller’s name and terminate such foreign qualifications and trade name reservations (and appointing Buyer as Seller’s attorney-in-fact for the purpose of filing such documents with appropriate Governmental Authorities);

(f)     a good standing certificate for Seller as of the most recent practicable date from the Secretary of State of Ohio and from each other state in which Seller is qualified to do business;

(g)     a non-foreign person affidavit that complies with the requirements of Code §1445 from Seller;

(h)     pay-off letters for the Payable Indebtedness and invoices for the Professional Fees and Selling Expenses, in each case, in a form reasonably acceptable to Buyer; and

(i)     all other documents reasonably required by Buyer to consummate the Contemplated Transactions.

Section 8
INDEMNIFICATION

8.1        Survival. The representations and warranties of the parties in this Agreement and any Transaction Document shall survive Closing for a period of 24 months except as follows: (a) the representations and warranties in Sections 5.1 (Organization and Good Standing), 5.2 (Power and Authority), 5.3(e) (No Conflicts; Consent), 5.4 (Capitalization), 5.17(c) (Intellectual Property Rights), 5.25(b) (Real and Personal Property), and 5.28 (Brokers) shall survive indefinitely (the foregoing representations and warranties together with those in Section 5.12 (Taxes) are hereinafter referred to as the “Fundamentals”); (b) the representations and warranties in Sections 5.12 (Taxes), 5.20 (Employee Benefits), and 5.21 (Employment Matters) shall survive until 90 days beyond the time by which the applicable statute of limitations (including extensions thereof) bars further actions for claims that would constitute breaches of the representations and warranties in those Sections; and (c) any representation or warranty for which, prior to the 24-month anniversary of the Closing Date or the survival period described in (b) above, any party has been notified in writing of a claim of a breach of such representation or warranty, in which case the Liability for such breach shall continue until it shall have been finally settled, decided or adjudicated as provided hereunder. Any investigation made by a party or knowledge of a party shall not be deemed to affect such party’s reliance on the representations and warranties made by the other party(ies) and shall not be deemed to be a waiver of indemnity as provided herein. For the avoidance of doubt, the Seller Parties’ Liability for Retained Liabilities, breaches of covenants and claims relating to fraud, criminal activity, intentional misrepresentation or intentional misconduct (“Fraud Claims”) shall survive indefinitely.

8.2         Indemnification by the Seller Parties. In addition to any rights Buyer may otherwise have at law or in equity, each Seller Party, jointly and severally, shall defend, indemnify and hold harmless Buyer and its managers, directors, officers, employees, agents, consultants, representatives, advisers, equityholders, partners and Affiliates and their respective successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against and pay or reimburse the Buyer Indemnified Parties for any and all Losses resulting from, relating to, or arising directly or indirectly out of: (a) any inaccuracy in or breach of any representation or warranty made by any Seller Party in this Agreement or in any Transaction Document delivered by any Seller Party; (b) any breach of any covenant or obligation of any Seller Party in this Agreement or in any Transaction Document delivered by any Seller Party; (c) any action or inaction by Representative or if Representative did not have the authority to act on behalf of the Seller Parties; and/or (d) any Retained Liabilities.

8.3         Indemnification by the Buyer. In addition to any rights Seller may otherwise have at law or in equity, Buyer shall defend, indemnify and hold harmless Seller and its managers, directors, officers, employees, agents, consultants, representatives, advisers, equityholders, partners and Affiliates and their respective successors and assigns (collectively, the “Seller Indemnified Parties”) from and against and pay or reimburse the Seller Indemnified Parties for any and all Losses resulting from, relating to, or arising directly or indirectly out of: (a) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement or in any Transaction Document delivered by Buyer; and/or (b) any breach of any covenant or obligation of Buyer in this Agreement or in any Transaction Document delivered by Buyer.

8.4          Limitations on Indemnification. The party making a claim under this Section 8 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Section 8 is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a)     Except in regard to breaches of any of the Fundamentals and Fraud Claims, the Indemnifying Parties shall not be liable to the Indemnified Parties for indemnification under Sections 8.2(a) or 8.3(a), as applicable, until the aggregate amount of all Losses in respect of indemnification under Sections 8.2(a) or 8.3(a), as applicable, exceeds $94,000, in which event the Indemnifying Parties shall be required to pay or be liable for Losses from the first dollar.

(b)     Except in regard to breaches of any of the Fundamentals and Fraud Claims, the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Sections 8.2(a) or 8.3(a), as applicable, shall not exceed 20% of the Purchase Price and, inclusive of the Fundamentals, shall not exceed the Purchase Price.

(c)     Payments by an Indemnifying Party pursuant to Sections 8.2 or 8.3, as applicable, in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim (net of all costs and expenses incurred in recovering the proceeds).

8.5          Claims.

(a)     If any Proceedings shall be instituted or asserted by any third party in respect of which one of the Indemnified Parties may be entitled to indemnity hereunder, one or more of the Indemnified Parties will give the Seller Parties (the “Indemnifying Parties”) written notice thereof and copies of any documents in its possession that relate to such third-party Proceeding. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice. A delay in giving notice to the Indemnifying Parties shall only relieve the Indemnifying Parties of Liability to the extent the Indemnifying Parties suffer actual prejudice because of the delay by the Indemnified Parties.

(b)     The Indemnifying Parties shall have the right, at their option and expense, to participate in the defense of such a Proceeding, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Indemnified Parties, unless the Proceeding involves only money damages (in an amount that is not reasonably likely to exceed the Indemnifying Parties’ indemnification obligations hereunder), does not involve a customer, supplier or Governmental Authority, and the Indemnifying Parties (i) irrevocably acknowledge in writing responsibility for, and agree to indemnify the Indemnified Parties for, such damages, and (ii) furnish satisfactory evidence of their financial ability to indemnify the Indemnified Parties, in which case the Indemnifying Parties may assume such control through counsel of their choice and at their expense ((i) and (ii), the “Defense Conditions”); provided that the (y) Indemnified Parties shall have the right, at their option and expense, to participate in the defense of such a Proceeding, and (z) the Indemnifying Parties shall not settle such Proceeding without the prior written Consent of the Indemnified Parties, such Consent not to be unreasonably withheld or delayed.

(c)     Notwithstanding the foregoing, if (i) the Indemnifying Parties fail to fulfill the Defense Conditions, or (ii) the Indemnified Parties shall in good faith determine that (x) the conduct of the defense of any Proceeding subject to indemnification hereunder or any proposed settlement of any such Proceeding by the Indemnifying Parties could reasonably be expected to affect adversely any Indemnified Parties’ reputation, Liability or its ability to conduct its business or that imposes, or may impose, any Liability upon any of the Indemnified Parties, including any Tax liability, without the prior written Consent of such Indemnified Party, (y) the Proceeding is or could directly or indirectly become criminal in any manner, or (z) the Indemnified Parties may have available to them one or more defenses or counterclaims that are inconsistent with one or more of those that could reasonably be available to the Indemnifying Parties in respect to such Proceeding, the Indemnified Parties shall have the right to assume control over the defense, settlement, negotiations or litigation relating to any such Proceeding at the sole cost of the Indemnifying Parties; provided that the Indemnified Parties shall not settle such Proceeding without the prior written Consent of the Indemnifying Parties, such Consent not to be unreasonably withheld or delayed. The parties agree to provide each other with reasonable cooperation in connection with the defense, negotiation or settlement of any such Proceeding.

8.6         Right to Offset. Buyer shall have the right to offset any claims for (i) indemnification, and/or (ii) for satisfying any Seller Deficiency Amount and/or any Retained Liability, and/or (iii) against any Seller Party arising out of any violation by any Seller Party of any common law or statutory obligation against Buyer and/or any of its Affiliates, by decreasing any payment that would be otherwise payable to the Seller Parties under this Agreement or any other agreement between Buyer or its Affiliates, on the one hand, or any Seller Party or its Affiliates, on the other hand, in such order and manner as Buyer determines; provided that any claims not so satisfied in full shall continue until satisfied in full. The exercise of such right by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement or any other applicable agreement. Such right to offset will be in addition to and not in lieu of any other rights or remedies that may be available to Buyer at law or in equity.

8.7         Exclusive Remedies. Subject to Section 10.6, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than Fraud Claims) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this Section 8. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Applicable Law, except pursuant to the indemnification provisions set forth in this Section 8. Nothing in this Section 8.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.6 or to seek any remedy in regard to any Fraud Claim.

Section 9
Representative

9.1         Appointment. Representative is hereby designated by each Seller Party to serve as the representative of the Seller Parties with respect to the matters expressly set forth in Section 9.2 and with respect to the matters otherwise set forth in this Agreement to be performed by Representative.

9.2        Extent. Each Seller Party, by the execution of this Agreement, hereby irrevocably appoints Representative as the agent, proxy and attorney-in-fact for such Seller Party for all purposes of this Agreement, including to make, execute, acknowledge and deliver all such Contracts, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, letters and other writings, and, in general, to do any and all things and to take any and all action that Representative, in Representative’s sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Contemplated Transactions, including retaining counsel, accountants and other agents, representatives and experts, incurring fees and expenses, asserting or pursuing any claim against Buyer and/or any Seller Party, defending any claims by Buyer or third-party claims, Consenting to, compromising or settling any such claims, and conducting negotiations with Buyer and its representatives regarding such claims. Each Seller Party agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the Consent of Representative and shall survive the death, incapacity, bankruptcy or dissolution of such Seller Party, as the case may be. All decisions and actions by Representative (to the extent authorized by this Agreement) shall be binding upon the Seller Parties, and the Seller Parties shall not have the right to object, dissent, protest or otherwise contest the same; provided, however, that Representative shall not take any such action where (i) any single Equityholder would be held solely liable for any actual losses, out-of-pocket costs or expenses, Liabilities or other damages (without such Equityholder’s Consent), or (ii) such action materially and adversely affects the substantive rights or obligations of an Equityholder without a similar proportionate effect upon the substantive rights or obligations of the other Equityholders (without such Equityholder’s Consent).

9.3         Indemnity. Each Seller Party agrees that Buyer shall be entitled to rely on any action taken or omission to act by Representative, on behalf of such Seller Party, pursuant to Section 9.2 above (an “Authorized Action”), and that each Authorized Action shall be binding on each Seller Party as fully as if such Seller Party had taken such Authorized Action. Each Seller Party hereby severally agrees to indemnify and hold harmless Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Representative in connection with any Proceeding to which Representative is made a party by reason of the fact he is or was acting as Representative pursuant to the terms of this Agreement and any expenses incurred by Representative in connection with the performance of Representative’s duties hereunder.

9.4        Limitation of Liability. Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller Party. Neither Representative nor any agent employed by him shall incur any Liability to any Seller Party for any action taken or omitted by such party, except for actions or omissions constituting fraud or willful misconduct. Representative shall not be liable to any Seller Party for any apportionment or distribution of payments made by Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of such Seller Party to whom payment was due, but not made, shall be to recover from the other Seller Parties any payment in excess of the amount to which they are determined to have been entitled. Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

9.5          Survival. All of the indemnities, immunities and powers granted to Representative under this Agreement shall survive the Closing Date.

Section 10
MISCELLANEOUS

10.1        Expenses. Except to the extent otherwise specifically provided herein, each party will be responsible for the fees and expenses it incurs in connection with the Contemplated Transactions. The Seller Parties shall pay all fees and expenses incident to the Contemplated Transactions (including all Payable Indebtedness and Professional Fees and Selling Expenses, certain of which shall be paid as provided in Section 2.4(b) and deemed paid by the Seller Parties) which are incurred by the Seller Parties or their representatives or are otherwise expressly allocated to the Seller Parties.

10.2       Press Releases and Announcements. Following Closing, no Seller Party shall make any public disclosure or comment regarding the specific terms of this Agreement (including any reference to Purchase Price or multiples) or the Contemplated Transactions without the prior approval of Buyer, except as may be required by Applicable Law or as is reasonably necessary to enforce any rights under this Agreement. Buyer and its Affiliates may make such disclosures as each may consider necessary in order to satisfy their legal or contractual obligations to their lenders, equityholders, investors or other interested parties, or for general marketing purposes.

10.3        Notices. Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

If to Buyer:	Crawford United Acquisition Company, LLC
10514 Dupont Avenue
Cleveland, OH 44108
Attention: Brian Powers, President
Email: BPowers@crawfordunited.com

with a copy to:	Calfee, Halter & Griswold LLP
The Calfee Building
1405 East Sixth Street
Cleveland, OH 44114-1600
Attention: Terrence Doyle
Email: tdoyle@calfee.com

If to any Seller Party or
Representative:	Dennis Koch
[ ]
[ ]
Email: dennis@marinehose.com

with a copy to:	Frank Brancatelli
7318 Gallant Way
Painesville, OH 44077
Email: branfr@msn.com

or in any case, to such other address for a party as to which notice shall have been given to Buyer and Representative in accordance with this Section 10.3. Notices so addressed shall be deemed to have been duly given (i) on the third Business Day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next Business Day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by electronic mail, if electronically confirmed. Otherwise, notices shall be deemed to have been given when actually received at such address.

10.4        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the choice-of-laws or conflicts-of-laws provisions thereof.

10.5        Jurisdiction and Venue; Waiver of Jury Trial. Each party hereto agrees that any Proceeding relating to this Agreement shall be brought solely in a state or federal court of competent jurisdiction located in Cuyahoga County, Ohio, and all objections to personal jurisdiction and venue in any Proceeding so commenced are hereby expressly waived by all parties hereto. The parties waive personal service of any and all process on each of them and Consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 10.3, and service so made shall be complete as stated in such Section. The Seller Parties expressly acknowledge the notice and service of process to Representative for each of them in accordance with Section 10.3 and this Section 10.5. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE, INCLUDING THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTES OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND A TRIAL BY JURY.

10.6        Specific Performance. Each party hereto agrees that irreparable and continuing damage would occur and the parties hereto would not have an adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each party hereto agrees that only for the purpose of seeking relief under this Section 10.6 and without waiving any remedy under this Agreement, each party hereto shall be entitled to, in any court of competent jurisdiction, an interim order to enforce the terms and provisions of this Agreement by decree of specific performance or to obtain injunctive relief against any breach or threatened breach of this Agreement that may cause irreparable damage without the requirement of posting any bond or other indemnity, and each party hereto agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement.

10.7        No Third-Party Beneficiaries. This Agreement (other than Section 8.2 with respect to Indemnified Parties) shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

10.8       Entire Agreement. This Agreement and the Transaction Documents are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations, disclosures, discussions and investigations relating to the subject matter of this Agreement are merged into this Agreement and the Transaction Documents, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, relating to the subject matter of this Agreement, other than those included herein or in the agreements and documents referred to in this Agreement or in the Transaction Documents.

10.9       Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Notwithstanding the foregoing, Buyer may assign any of its rights or delegate any of its duties under this Agreement to any Affiliate of Buyer, and Buyer may assign its rights, but not its obligations, under this Agreement to any of its financing sources. Buyer and its successors and permitted assigns may assign their rights, but not their obligations, under this Agreement in connection with a transfer of all or substantially all of the assets of Buyer or the Business.

10.10      Waivers; Severability. No waiver hereunder shall be valid unless the same shall be in writing and signed by all of the parties giving the waiver. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.11      Modification. No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance.

10.12      Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean “including, without limitation” or “including, but not limited to”. The phrases “made available”, “provided to”, “delivered to” or similar phrases as used in this Agreement shall mean that the subject documents were delivered to Buyer at least three Business Days prior to the Closing Date.

10.13       Time Periods. Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a U.S. federal legal holiday, the period during which such action may be taken shall automatically be extended to the next Business Day.

10.14       Incorporation of Schedules. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.15      Counterparts. This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature shall be deemed an original for purposes of this Agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Closing Date.

Buyer:

Crawford United Acquisition Company, LLC

By:
Brian Powers, President

Seller:

MPI Products, Inc.

By:
Dennis Koch, President

Equityholders:

Dennis Koch

Donald Esarove Family Trust dated October 2, 2002

By:
Bradley D. Esarove, Co-Trustee

Estate of William M. Osborne, Jr.

By:
William M. Osborne III, Executor

[Signature Page to Asset Purchase Agreement]

BENEFICIARIES:

William M. Osborne III

Samuel S. Osborne

Silas W. Osborne

Margaret Anne Esarove

Representative:

Dennis Koch

[Signature Page to Asset Purchase Agreement]